Exhibit 1

TERMS AGREEMENT

November 4, 2013

Praxair, Inc.
39 Old Ridgebury Road
Danbury, Connecticut 06810-5113

Ladies and Gentlemen:

Citigroup Global Markets Inc. (the “Underwriter”) understands that Praxair, Inc., a Delaware corporation (the “Company”), proposes to issue and sell $500,000,000 aggregate principal amount of its 1.900% Notes due 2019 (the “Notes”), covered by the registration statement on Form S-3 (No. 333-183150) (the “Registration Statement”) filed by the Company.  Subject to the terms and conditions set forth herein or incorporated by reference herein, the Underwriter agrees to purchase $500,000,000 aggregate principal amount of the Notes.  The closing in respect of the purchase and sale of the Notes shall occur on November 12, 2013 at 10:00 a.m. (the “Closing Date”) at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017.

All the provisions contained in the Praxair, Inc. Standard Underwriting Agreement Provisions (August 8, 2012 edition), other than the form of Delayed Delivery Contract attached thereto as Annex I and Terms Agreement attached thereto as Annex II (the “Standard Provisions”), a copy of which is filed as an exhibit to the Registration Statement, are incorporated herein by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Standard Provisions had been set forth in full herein; provided that for purposes of this Terms Agreement there shall be no Preliminary Prospectus and the term “Time of Sale Information” shall mean, as of the Time of Sale (as defined below), the Basic Prospectus, as amended or supplemented immediately prior to the Time of Sale and the Issuer Free Writing Prospectus attached as Exhibit 1 hereto. Terms defined in the Standard Provisions are used herein as therein defined.

For purposes of Sections 2 and 7 of the Standard Provisions, the only information furnished to the Company by the Underwriter for use in the U.S. Prospectus consists of the following information in the U.S. Prospectus furnished on behalf of the Underwriter: the last paragraph at the bottom of the prospectus supplement cover page concerning the terms of the offering by the Underwriter, and the information contained in the 3rd paragraph, the third and fourth sentences of the 6th paragraph, and the 7th and 8th paragraphs under the caption “Underwriting” in the prospectus supplement.

Date of Basic Prospectus: August 8, 2012

Date of Prospectus Supplement: November 4, 2013

Time of Sale: 10:50 a.m., New York City time on November 4, 2013

Names and Addresses of the Underwriter:

Citigroup Global Markets Inc.
388 Greenwich Street
New York, NY 10013

The Notes shall have the following terms:

Title:	1.900% Notes due 2019
Maturity:	February 28, 2019
Interest Rate:	1.900% per annum
Interest Payment Dates:	Interest will be payable on February 28 and August 31 of each year, as applicable, commencing August 31, 2014.
Redemption Provisions:
The Company may redeem the Notes at its option, at any time in whole or from time to time in part.

The redemption price for the Notes will be equal to the greater of:  (1) the principal amount of the Notes being redeemed plus accrued and unpaid interest to the redemption date or (2) the Make-Whole Amount for the Notes being redeemed.

“Make-Whole Amount” means, as determined by a Quotation Agent, the sum of the present values of the principal amount of the Notes to be redeemed, together with the scheduled payments of interest (exclusive of interest to the redemption date) from the redemption date to the maturity date of the Notes being redeemed, in each case discounted to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Adjusted Treasury Rate, plus accrued and unpaid interest on the principal amount of the Notes being redeemed to the redemption date.
“Adjusted Treasury Rate” means, with respect, to any redemption date, the sum of (x) either (1) the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recent published statistical release designated “H.15 (519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the Notes being redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounded to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Price for such redemption date, in each case calculated on the third business day preceding the redemption date, and (y) 0.100%.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from the redemption date to the maturity date of the Notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of Notes.
“Comparable Treasury Price” means, with respect to any redemption date, if clause (2) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the indenture trustee, Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means the Reference Treasury Dealer selected by the indenture trustee after consultation with Praxair.

“Reference Treasury Dealer” means Citigroup Global Markets Inc. and its respective successors and assigns, and two other nationally recognized investment banking firm selected by Praxair that is a primary U.S. Government securities dealer.

“Reference Treasury Dealer Quotations” means, with respect to each  Reference Treasury Dealer and any redemption date, the average, as determined by the indenture trustee, of the bid and asked prices for the  Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the indenture trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Purchase Price:	99.590% of the principal amount thereof
Public Offering Price:	99.940% of the principal amount thereof, plus accrued interest, if any, from November 12, 2013
Additional Terms:	The Underwriter agrees to pay the Company $500,000 on the Closing Date as reimbursement for a portion of the Company’s expenses in connection with the offering of the Notes.

which terms shall be set forth in a pricing term sheet substantially in the form of Exhibit 1 attached hereto (the “Pricing Term Sheet”).

The Notes will be made available for checking and packaging at the offices of Davis Polk & Wardwell LLP at least 24 hours prior to the Closing Date.

This Terms Agreement may be executed in one or more counterparts, all of which counterparts shall constitute one and the same instrument.

[Signature pages follow]

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to us the enclosed duplicate hereof, whereupon it will become a binding agreement among the Company, and the Underwriter in accordance with its terms.

Very truly yours, Citigroup Global Markets Inc. By: /s/ Brian Bednarski Name: Brian Bednarski Title: Managing Director

[Signature Page to Terms Agreement]

The foregoing Terms Agreement
is hereby confirmed as of the
date first above written

PRAXAIR, INC.

By:  /s/ Timothy S. Heenan
       Name:  Timothy S. Heenan
        Title:  Vice President and Treasurer

[Signature Page to Terms Agreement]

Exhibit 1 – Pricing Term Sheet

Final Term Sheet
Filed pursuant to Rule 433
Dated November 4, 2013

Relating to
Registration Statement No. 333-183150

$500,000,000 1.900% Notes due 2019

Issuer:	Praxair, Inc. (the “Issuer”)
Title of Securities:	1.900% Notes due 2019 (the “Notes”)
Principal Amount:	$500,000,000
Trade Date:	November 4, 2013
Issue Date (Settlement Date):	November 12, 2013 (T+5)
Maturity Date:	February 28, 2019
Public Offering Price (Issue Price):	99.940% of the principal amount plus accrued interest, if any, from November 12, 2014
Interest Rate:	1.900% per annum
Yield to Maturity:	1.911%
Benchmark Treasury:	1.375% UST due February 28, 2019
Benchmark Treasury Price and Yield:	99-18 and 1.461%
Spread to Benchmark Treasury:	+45 basis points
Interest Payment Dates:
Interest will be payable semi-annually in arrears on each February 28 and August 31, commencing August 31, 2014 to the holders of record at the close of business on the preceding February 15 and August 15. Interest will accrue from November 12, 2013 and will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Optional Redemption:
The Issuer may redeem the Notes at its option, at any time in whole or from time to time in part.

The redemption price for the Notes will be equal to the greater of:  (1) the principal amount of the Notes being redeemed plus accrued and unpaid interest to the redemption date or (2) the Make-Whole Amount for the Notes being redeemed.

“Make-Whole Amount” means, as determined by a Quotation Agent, the sum of the present values of the principal amount of the Notes to be redeemed, together with the scheduled payments of interest (exclusive of interest to the redemption date) from the redemption date to the maturity date of the Notes being redeemed, in each case discounted to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Adjusted Treasury Rate, plus accrued and unpaid interest on the principal amount of the Notes being redeemed to the redemption date.

“Adjusted Treasury Rate” means, with respect, to any redemption date, the sum of (x) either (1) the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recent published statistical release designated “H.15 (519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the Notes being redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounded to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Price for such redemption date, in each case calculated on the third business day preceding the redemption date, and (y) 0.100%.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from the redemption date to the maturity date of the Notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of Notes.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (2) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the Trustee, Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means the Reference Treasury Dealer selected by the Trustee after consultation with the Issuer.

“Reference Treasury Dealer” means Citigroup Global Markets Inc. and its successors and assigns, and two other nationally recognized investment banking firms selected by the Issuer that are primary U.S. Government securities dealers.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Sinking Fund:	None
Indenture:
The Notes will be issued under an indenture dated as of July 15, 1992 between the Issuer and U.S. Bank National Association (the “Trustee”). As of September 30, 2013, approximately $7,775 million aggregate principal amount of senior debt securities were outstanding under the indenture.

Denomination and Form:
The Notes will be issued in registered form only without coupons in denominations of $2,000 and whole multiples of $1,000 in excess thereof.  The Notes will be represented by one or more global securities that will be deposited with, or on behalf of, The Depository Trust Company (“DTC”) and will be registered in the name of DTC or a nominee of DTC.

Gross Spread:	0.350%
Use of Proceeds:
The net proceeds of this offering are estimated to be approximately $497.9 million. The Issuer intends to use the net proceeds for general corporate purposes, including repayment of debt and share repurchases under its share repurchase program. Prior to their application, the net proceeds may be used to repay short-term debt and/or invested in short-term investments.

The Underwriter has agreed to pay the Issuer $500,000 as reimbursement for a portion of the Issuer’s expenses in connection with the offering of the Notes.

Additional Notes:
The Issuer may from time to time without the consent of the holders of the Notes create and issue further Notes having the same terms and conditions as the Notes so that the further issue would be consolidated and form a single series with the Notes offered in this offering, provided that if any such additional Notes are not fungible with the Notes previously issued for United States federal income tax purposes, such additional Notes will have a separate CUSIP number.

Change from Registration Statement:
Clause 1 of the definition of “event of default” under the caption “Description of the Debt Securities — Defaults and Remedies” in the Registration Statement No. 333-183150 is revised as follows as applicable to the Notes:

“the Company defaults in any payment of interest on any of the notes when the same becomes due and payable and the default continues for a period of 30 days.”

CUSIP / ISIN:	74005P BJ2 / US74005PBJ21
Sole Book-Running Manager:	Citigroup Global Markets Inc. (the “Underwriter”)

We expect that delivery of the notes will be made to investors on or about November 12, 2013, which will be the fifth business day following the date of this final term sheet (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the documents filed by the Issuer with the SEC and incorporated by reference into the registration statement for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, the Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-800-831-9146.

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